EXHIBIT 3(I).1


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      BRILLIANT DIGITAL ENTERTAINMENT, INC.

         The undersigned, Kevin Bermeister, Chief Executive Officer and Secretary, of Brilliant Digital Entertainment, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify pursuant to Section 103 of the GCL as to the following:

         1. The name of the Corporation is Brilliant Digital Entertainment, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 31, 1996.

         2. The Board of Directors of the Corporation, pursuant to Section 242 of the GCL, adopted the following resolutions:

         RESOLVED, that ARTICLE IV of the Certificate of Incorporation is amended to insert immediately following the first paragraph thereof, the following new paragraph effecting a combination of the outstanding shares of Common Stock:

                  "Simultaneously with the effective date of the filing of this amendment to the Amended and Restated Certificate of Incorporation (the "Effective Date"), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one-tenth of one share (0.1) of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of all of such holder's stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, one whole share of Common Stock.

                  The Corporation's authorized shares of Common Stock, each having a par value of $0.001 per share, shall not be changed. The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Certificate of Amendment which, as a result of the Reverse Split provided for herein, are no longer issued shares of Common Stock."

         3. Pursuant to resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the GCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation as of the 30th day of December, 2005.


                                      /S/ KEVIN BERMEISTER
                                      ---------------------------------
                                      Kevin Bermeister, Chief Executive
                                      Officer and Secretary